CONTRACTOR AGREEMENT

between

GALPUTS MINERALE (PROPRIETARY) LIMITED

and

DURNPIKE INVESTMENTS (PROPRIETARY) LIMITED

TABLE OF CONTENTS

1	INTERPRETATION	1

2	INTRODUCTION	3

3	DURATION	4

4	MINING SERVICES	4

5	ENVIRONMENTAL REHABILITATION	5

6	ARBITRATION	5

7	BREACH	6

8	APPLICABLE LAW	6

9	ASSIGNMENT	6

10	GENERAL	7

11	COSTS	8

AGREEMENT

Between

GALPUTS MINERALE (PROPRIETARY) LIMITED

And

DURNPIKE INVESTMENTS (PROPRIETARY) LIMITED

1.	INTERPRETATION

In this agreement –

1.1	clause headings shall not be used in its interpretation;

1.2	unless the context clearly indicates a contrary intention –

1.2.1	an expression which denotes –

1.2.1.1	any gender includes the other genders;

1.2.1.2	a natural person includes an artificial person and vice versa;

1.2.1.3	the singular includes the plural and vice versa;

1.2.2	the following expressions shall bear the following meanings and related expressions bear corresponding meanings –

1.2.2.1	“Durnpike” – Durnpike Investments (Proprietary) Limited (registration number 1998/018109/07) a company incorporated in accordance with the laws of the RSA;

1.2.2.2	“Galputs Minerale” – Galputs Minerale (Proprietary) Limited (registration number 2002/002403/07), a private company incorporated and registered in accordance with the laws of the RSA;

1.2.2.3	“Galputs” – Certain Portion of Portion 2 of the Farm Galputs No 104, District of Namaqualand, Province of the Northern Cape;

1.2.2.4	“mining operations” – the exploration and mining of diamonds;

1.2.2.5	“parties” – Durnpike and Galputs Minerale;

1.2.2.6

“prime rate” – the publicly quoted prime bank overdraft rate as charged and calculated by Durnpike’s bankers in respect of overdraft facilities from time to time, compounded monthly in arrear, as certified by any manager of such bank, whose appointment and authority it shall not be necessary to prove;

1.2.2.7	“RSA” – Republic of South Africa;

1.2.2.8	“signature date” – the date of signature of this agreement by the last of the signatories;

1.3

where any term is defined within the context of any particular clause in this agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this agreement, notwithstanding that the term has not been defined in this interpretation clause;

1.4

if any provision in a definition is a substantive provision conferring any right in imposing any obligation on any party, then notwithstanding that it is only in the interpretation clause effect shall be given to it as if it were a substantive provision in this agreement;

1.5

when any number of days is prescribed such number shall exclude the first and include the last day unless the last day falls on a Saturday, Sunday or public holiday in the RSA, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday in the RSA;

1.6

the use of a specified example/s (whether or not after the word “including” or “such as”) shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s. Accordingly, without limiting the generality of the aforegoing, wherever the words “includes” or “including” are used in this agreement, the words “without limitation” shall be deemed to follow them; and

1.7	the rule of construction that the contract shall be interpreted against the party responsible for the drafting or preparation of the agreement shall not apply.

2	INTRODUCTION

It is recorded that –

2.1	Galputs Minerale was granted and is in possession of a mining licence in respect of Galputs;

2.2	Durnpike has expertise and experience in conducting the mining operations as an independent contractor;

2.3	the parties entered into an oral agreement in terms of which Galputs Minerale agreed to appoint Durnpike as an independent contractor to conduct the mining operations at Galputs;

2.4	the parties wish to reduce to writing the terms under which Durnpike conducts, and will continue to conduct, the mining operations, and do so in this agreement.

3.	DURATION

The agreement between the parties commenced on or around 1 August 2004 and shall, save as otherwise provided herein, continue for an indefinite period until either party gives not less than 180 days written notice of termination to the other.

4.	MINING SERVICES

In terms of the oral agreement referred to above –

4.1	Galputs Minerale granted to Durnpike, which accepted, the right to conduct the mining operations at Galputs.

4.2
Durnpike agreed to pay a royalty (“the royalty”) of 1% of Durnpike’s annual turnover in respect of mining operations at Galputs to Galputs Minerale in consideration for right to conduct the mining operations, excluding Value Added Tax payable from time to time.

4.3
The royalty shall be paid on or before 31 January of each year (in respect of the immediately preceding year) for the duration of this agreement, and shall be pro rated to the extent that this agreement may be terminated for whatever reason prior to completion of the calendar year in question.

5	ENVIRONMENTAL REHABILITATION

Durnpike is and shall continue to be liable for all environmental and rehabilitation obligations in relation to the mining operations at Galputs. Durnpike indemnifies Galputs Minerale for all loss, liability, damage or expense which Galputs Minerale may suffer as a result of or in connection with any failure to comply with all environmental rehabilitation obligations in relation to Galputs.

6.	ARBITRATION

6.1
Should any dispute of any nature whatever arise from or in connection with this agreement, then at the election of either party, such dispute shall be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”) by an arbitrator or arbitrators appointed by AFSA.

6.2.1	expressly consent to any arbitration in terms of the aforesaid rules being conducted as a matter of urgency;

6.2.2

irrevocably authorize any of the other of them to apply, on behalf of both parties in writing, to the secretariat of AFSA in terms of article 23(1) of the aforesaid rules for any such arbitration to be conducted on an urgent basis.

6.3	This 6 shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

6.4

Notwithstanding anything to the contrary aforegoing or stipulated by AFSA the arbitration will be held in Sandton with a view to achieving an expeditious result and the arbitration will be conducted in camera, the parties and the participants in the arbitration being obliged to maintain the utmost confidentiality with regard to all matters relating thereto or arising therefrom, save as otherwise expressly and peremptorily required by law and save as may be necessary to enforce any party’s rights in terms of this agreement.

7	BREACH

Should either party (‘the defaulting party”) breach any provision of this agreement and fail to remedy such breach within seven days after receiving written notice from the other party (the aggrieved party”) requiring the defaulting party to remedy such breach, then the aggrieved party shall be entitled, without prejudice to the aggrieved party’s other rights in law, to cancel this agreement or to claim immediate specific performance of all of the aggrieved party’s obligations whether or not due for performance, in either event without prejudice to the aggrieved party’s right to claim damages.

8	APPLICABLE LAW

This agreement (including its validity, existence and implementation, the interpretation and application of its provisions, the respective rights and obligations of the parties in terms of and arising out of the conclusion, breach and termination of the provisions of this agreement), shall be interpreted and governed in all respects by the laws of the RSA.

9	ASSIGNMENT

No party shall have the right to cede, assign, delegate, sub-contract or in any way alienate (collectively “assign”) any of its rights or obligations under this agreement without the prior written consent of the other party.

10	GENERAL

10.1	This document constitutes the sole record of the agreement between the parties in relation to the subject matter hereof.

10.2	No party shall be bound by any representation, warranty, promise or the like not recorded herein.

10.3	No addition to, variation, novation or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

10.4

No indulgence which any party may grant to the other shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which may have arisen in the past or which might arise in the future.

10.5	Save as otherwise provided herein, any amount falling due for payment by any party to any other –

10.5.1	in terms of or pursuant to this agreement, shall bear interest at the prime rate calculated from the due date for payment thereof;

10.5.2	by way of damages, shall bear interest at the prime rate calculated from the date upon which those damages are sustained.

10.6	This agreement may be executed in several counterparts which, when taken together, shall constitute a single instrument.

11	COSTS

Durnpike shall bear and pay the costs of and incidental to the negotiation, drafting, preparation and execution of this agreement.

Signed at Johannesburg on 22 November 2006

for	Durnpike Investments (Proprietary) Limited

/s/ J.W. Bristow

who warrants that he is duly authorized hereto

Signed at Johannesburg on 22 November 2006

for	Galupts Minerals (Proprietary) Limited

/s/ J Brenner

Who warrants that he is duly authorized hereto